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                                                                    EXHIBIT 99.1


LaBranche & Co Inc. (ticker: LAB, exchange: New York Stock Exchange) News Release - Tuesday, May 22, 2001


LABRANCHE & CO. ANNOUNCES PROPOSED ACQUISITION OF BOCKLET & CO., LLC

   NEW YORK, May 22 /PRNewswire/ -- LaBranche & Co Inc. (NYSE: LAB), parent of one of the leading Specialist firms on the New York Stock Exchange, announced today that it has signed a letter of intent to acquire Bocklet & Co., LLC, the tenth largest Specialist firm on the New York Stock Exchange. Bocklet acts as the Specialist for 60 listed companies, seven of which are in the S&P 500 Index.

   Michael LaBranche, Chairman and Chief Executive Officer of LaBranche, commented, "This transaction underscores our commitment to providing service through an expanded platform of trading expertise and technology. Our prospective new partner is a firm with high quality stocks that present opportunities for improved trading through increased capital strength and enhanced capital utilization. Upon completion of the proposed transaction, LaBranche will act as the Specialist for 572 companies representing approximately 28% of the dollar volume traded on the NYSE."

   Charles J. Bocklet, Jr., Founder and Operating Manager of Bocklet & Co., said, "Bocklet & Co., LLC built its business on a strong commitment to service. We believe that by joining forces with LaBranche, we can continue to grow and deliver increased value to our listed companies."

   LaBranche stated that the proposed transaction is subject to a number of conditions, including satisfactory completion of due diligence, the parties' execution of a definitive acquisition agreement and the procurement of required regulatory approvals. There can be no assurance that the proposed transaction will be completed. Terms of the transaction were not disclosed.

   Founded in 1924, LaBranche is one of the leading Specialist firms on the New York Stock Exchange in terms of capital, number of stocks traded and dollar and share volume traded. With more than 100 seats on the NYSE, the Company is the Specialist for over 500 issues, nine of which are in the Dow Jones Industrial Average and 94 of which are in the S&P 500 Index.

   Certain statements contained in this release, including without limitation, statements containing the words "believes," "intends," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such forward- looking statements are not guarantees of future performance, and since such statements involve risks


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   and uncertainties, the actual results and performance of LaBranche and the industry may turn out to be materially different from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. LaBranche also disclaims any obligation to update its view of any such risks or uncertainties or to publicly announce the result of any revisions to the forward-looking statements made in this release.


   SOURCE LaBranche & Co. Inc.